For the fiscal year ended September 30, 2003
File number 811-06677
Dryden Index Series Fund/Dryden Stock Index Fund)
(formerly Prudential Index Series Fund/Prudential Stock Index Fund)



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Dryden Stock Index Fund, a series of Dryden Index Series Fund, was held on July 17, 2003 and August 21, 2003, respectively. At such meetings, the shareholders of the Fund approved the following proposals.


01.	Votes on Trustees	                Votes For		Withheld

         David E.A. Carson			89,597,001		380,657
         Robert E. La Blanc			89,626,508		351,150
         Douglas H. McCorkindale		89,630,290		347,368
         Stephen P. Munn			89,631,545		346,113
         Richard A. Redeker			89,616,944		360,714
         Robin B. Smith			89,627,967		349,691
         Stephen Stoneburn			89,630,221		347,437
         Clay T. Whitehead			89,627,900		349,758
         Robert F. Gunia			89,622,614		355,044
         Judy A. Rice				89,673,055		304,603


02.	To approve amendments to the Fund?s Declaration of Trust.


		Votes For 		Votes Against 		Abstentions

		26,266,861		877,077		336,253




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